Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VISION SOLUTIONS, INC.

HA MERGER SUB, INC.

and

DOUBLE-TAKE SOFTWARE, INC.

Dated as of May 17, 2010

TABLE OF CONTENTS
                                                                                                    Page

ARTICLE I THE MERGER	4

1.1	The Merger	4
1.2	The Effective Time	5
1.3	The Closing	5
1.4	Effect of the Merger	5
1.5	Certificate of Incorporation and Bylaws	5
1.6	Directors and Officers	6
1.7	Effect on Capital Stock	6
1.8	Exchange of Certificates	8
1.9	No Further Ownership Rights in Company Common Stock	10
1.10	Lost, Stolen or Destroyed Certificates	10
1.11	Necessary Further Actions	11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

2.1	Organization; Good Standing	11
2.2	Corporate Power; Enforceability	12
2.3	Company Board Approval; Fairness Opinion; Anti-Takeover Laws	12
2.4	Requisite Stockholder Approval	12
2.5	Non-Contravention	12
2.6	Requisite Governmental Approvals	13
2.7	Company Capitalization	13
2.8	Subsidiaries	14
2.9	Company SEC Reports	15
2.10	Company Financial Statements	16
2.11	No Undisclosed Liabilities	16
2.12	Absence of Certain Changes	17
2.13	Material Contracts	17
2.14	Personal Property and Assets	19
2.15	Real Property	19
2.16	Intellectual Property	19
2.17	Tax Matters	23
2.18	Employee Plans	25
2.19	Labor Matters	27
2.20	Permits	27
2.21	Compliance with Laws	28
2.22	Legal Proceedings; Orders	28
2.23	Insurance	29
2.24	Related Party Transactions	29
2.25	Brokers; Fairness Opinions	30

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2.26	State Anti-Takeover Statutes	30
2.27	Proxy Statement and Other Required Company Filings	30
2.28	Environmental Matters	31
2.29	Product Warranties..	31

ARTICLE III	31

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	31

3.1	Organization; Good Standing	31
3.2	Power; Enforceability	32
3.3	Non-Contravention	32
3.4	Requisite Governmental Approvals	33
3.5	Legal Proceedings; Orders	33
3.6	Proxy Statement; Other Required Company Filings	33
3.7	Section 203	34
3.8	Brokers	34
3.9	Operations of Merger Sub	34
3.10	Financing	34
3.11	Management Arrangements	35
3.12	Solvency	35
3.13	No Other Company Representations or Warranties	35
3.14	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	36

ARTICLE IV INTERIM OPERATIONS OF THE COMPANY	37

4.1	Affirmative Obligations	37
4.2	Forbearance Covenants	37
4.3	No Solicitation	40

ARTICLE V ADDITIONAL COVENANTS	43

5.1	Required Action and Forbearance	43
5.2	Antitrust Filings	44
5.3	Proxy Statement and Other Required SEC Filings	45
5.4	Company Stockholder Meeting	46
5.5	Company Board Recommendation	47
5.6	Financing	48
5.7	Anti-Takeover Laws	49
5.8	Access	49
5.9	Section 16(b) Exemption	50
5.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	50
5.11	Employee Matters	52
5.12	Obligations of Merger Sub	53
5.13	Notification of Certain Matters	54
5.14	Public Statements and Disclosure	54

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5.15	Company Stockholder, Director and Management Arrangements	55

ARTICLE VI CONDITIONS TO THE MERGER	55

6.1	Conditions to Each Party’s Obligations to Effect the Merger	55
6.2	Conditions to the Obligations of Parent and Merger Sub	55
6.3	Conditions to the Company’s Obligations to Effect the Merger	57

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER	57

7.1	Termination	57
7.2	Notice of Termination; Effect of Termination	59
7.3	Fees and Expenses	60

ARTICLE VIII GENERAL PROVISIONS	63

8.1	Survival of Representations, Warranties and Covenants	63
8.2	Notices	63
8.3	Assignment	64
8.4	Confidentiality	65
8.5	Entire Agreement	65
8.6	Third Party Beneficiaries	65
8.7	Severability	65
8.8	Remedies	66
8.9	Governing Law	67
8.10	Consent to Jurisdiction	67
8.11	WAIVER OF JURY TRIAL	68
8.12	Company Disclosure Schedule References	68
8.13	Counterparts	68
8.14	Amendment	68
8.15	Extension; Waiver	68

ARTICLE IX DEFINITIONS & INTERPRETATIONS	69

9.1	Certain Definitions	69
9.2	Additional Definitions	80
9.3	Certain Interpretations	81

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 17, 2010 by and among Vision Solutions, Inc., a Delaware corporation (“Parent”), HA Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Double-Take Software, Inc., a Delaware corporation (the “Company”).  Capitalized terms that are used in this Agreement and not otherwise defined shall have the respective meanings ascribed thereto in Article IX.

RECITALS:

WHEREAS, the Company Board has (i)  approved, and declared advisable, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the Company Stockholders approve and adopt this Agreement in accordance with the DGCL; and

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) approved, and declared advisable, this Agreement providing for the Merger and (ii) approved the execution and delivery of this Agreement, performance of their respective covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Cressey Fund VIII, L.P. (the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement upon the terms and subject to the conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger

.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger.  The Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2 The Effective Time

.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3 The Closing

.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, IL 60654, on the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

1.4 Effect of the Merger

.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws
.

(a) Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 5.10(a), the certificate of incorporation of the Company (the “Certificate of Incorporation”) shall be amended and restated in its entirety to read identically to the form of the certificate of incorporation attached hereto as Exhibit B, and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws.  At the Effective Time, subject to the provisions of Section 5.10(a), the bylaws of the Company shall be amended to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended, shall become the bylaws of the Surviving Corporation (except that, for the avoidance of doubt, the name of the Surviving Corporation shall be Double-Take Software, Inc.) until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.6 Directors and Officers.

(a) Directors.  The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.7 Effect on Capital Stock
.

(a) Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $10.55 (the “Per Share Price”), without interest thereon;

(ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Parent or Merger Sub, or by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefore; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one thousand validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation (which shares of common stock of the Surviving Corporation shall be deemed not to be outstanding immediately prior to the Effective Time for purposes of this Agreement), and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company RSU Awards and Company Options in accordance with this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to

Company Common Stock occurring on or after the date hereof and prior to the Effective Time, in each case which is effected in accordance with or other permitted by the terms of this Agreement.

(c) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, other than Section 1.7(c)(ii), any shares of Company Common Stock held by a holder who has properly exercised appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost or failed to perfect such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Price pursuant to Section 1.7(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

(ii) Notwithstanding the provisions of Section 1.7(c)(i) if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per Share Price as set forth in Section 1.7(a), without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in and control (with the participation of the Company) all negotiations and proceedings that take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL; provided that, for the avoidance of doubt, prior to the Effective Time Parent shall not have the authority to cause the Company to commit to or incur any obligations with respect to any demands for appraisal rights.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

(d) Company Stock-based Awards.

(i) At the Effective Time, each then outstanding Company RSU Award, whether or not vested, shall be canceled and, other than the Specified RSU Awards, converted into the right to receive from the Surviving Corporation, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (y) the Per Share Price (the “RSU Consideration”).  Parent shall, or shall cause the Company to, pay to holders of Company RSU Awards (other than holders of the Specified RSU Awards) the RSU Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 1.7(d), as soon as reasonably practicable following the Effective Time.

(ii) At the Effective Time, each then outstanding Company Option, whether or not vested, shall be cancelled, and (A) in the case of any Company Option having a per share exercise price less than the Per Share Price, be converted into the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such Company Option (the “Option Consideration”), or (B) in the case of any Company Option having a per share exercise price equal to or greater than the Per Share Price, without the payment of cash or issuance of other securities in respect thereof.  Parent shall, or shall cause the Company to, pay to holders of Company Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 1.7(d), as soon as reasonably practicable following the Effective Time.

(iii) Prior to the Effective Time, the Company shall use its reasonable efforts to take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7(d), including by delivering to the holders of Company RSU Awards and the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

1.8 Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  At the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article I (but not, for the avoidance of doubt, payments that holders of Company RSU Awards and holders of Company Options become entitled, which Parent shall pay, or cause to be paid, in accordance with Section 1.7(d)), assuming no Dissenting Shares.  Until disbursed in accordance with the terms and conditions of this Agreement, Parent and the Surviving Corporation shall not permit such cash to be invested by the Payment Agent (such cash being referred to herein as the “Exchange Fund”).  Any income from investment of the Exchange Fund, which shall be in accordance with the terms of this Agreement, will be payable to the Surviving Corporation.

(c) Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company

Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I.  Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled.  Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.  The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8.  Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) or the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSU Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws.  To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 1.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.

1.9 No Further Ownership Rights in Company Common Stock

.  From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 1.7.  The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates

.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 1.7; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Necessary Further Actions

.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, each of the Company, Parent and Merger Sub shall cause its directors and officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”), or (ii) as disclosed in any Company SEC Reports filed by the Company with the SEC, and publicly available, on or after December 31, 2008 and prior to the date hereof (to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Reports would, on its face, qualify the representations and warranties contained herein, and excluding any matters required to be disclosed for purposes of Section 2.7 (Company Capitalization), Section 2.9 (Company SEC Reports), Section 2.12(b) (Absence of Certain Changes) and Section 2.16 (Intellectual Property) of this Agreement, which matters shall be specifically disclosed in Sections 2.7, 2.9, 2.12(b) and 2.16 of the Company Disclosure Schedule, respectively, and further excluding from the Company SEC Reports (1) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2008 and (2) any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Good Standing

.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and bylaws of the Company, each as amended to date.  The Company is not in material violation of the Certificate of Incorporation or its bylaws.

2.2 Corporate Power; Enforceability

.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws

. The Company Board has (i)  approved and declared advisable this Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions contained set forth herein and (iii) resolved to recommend that the Company Stockholders approve the Merger in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

2.4 Requisite Stockholder Approval

.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable law, the Certificate of Incorporation and the Company’s bylaws to consummate the Merger.

2.5 Non-Contravention

.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 2.6, violate or conflict with any material law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Requisite Governmental Approvals

.  No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such additional Consents the failure of which to make or obtain would not have a Company Material Adverse Effect.

2.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 130,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of Company Preferred Stock.  As of the close of business on May 13, 2010 (the “Capitalization Date”):  (A) 21,162,565 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares.  All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.  Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan and pursuant to Company RSU Awards.

(b) The Company has reserved 8,940,815 shares of Company Common Stock for issuance under the Company Stock Plans, of which 3,698,199 shares of Company Common Stock have been reserved for issuance pursuant to outstanding grants under Company Stock Plans.  As of the close of business on the Capitalization Date, there were outstanding Company RSU Awards related to 589,699 shares of Company Common Stock and outstanding Company Options to purchase 3,108,500 shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company RSU Awards or Company Options other than as permitted by this Agreement.  All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.  The copies of the Company Stock Plans that are filed as exhibits to the Company SEC Reports are complete and correct copies thereof as in effect on the date hereof.  Section 2.7(b) of the Company Disclosure Schedule sets forth a list of the holders of outstanding Company RSU Awards or Company Options as of the Capitalization Date, including (to the extent applicable) the date on which each such Company RSU Award or Company Option was granted, the number of shares of Company Common Stock subject to such Company Option, the expiration date of such Company RSU Award or Company Option, and the price at which such Company Option may be exercised.

(c) Except as set forth in this Section 2.7, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company (other than as a result of the vesting of the Company RSU Awards for 589,699 shares of Company Common Stock and exercise of the Company Options to purchase 3,108,500 shares of Company Common Stock, each as set forth in Section 2.7(b)), (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or arrangements to acquire from the Company, or that obligates or commits the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) no voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, (vii) no obligations or commitments of any character restricting the transfer of any shares of capital stock of the Company to which the Company is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company’s right to withhold shares of Company Common Stock in connection with the vesting or exercise of Company Stock-Based Awards.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract currently in force relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, co-sale rights, or rights of first refusal or other similar rights with respect to any securities of the Company.

2.8 Subsidiaries.

(a) Section 2.8(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company.  Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States).  Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company.  None of the Subsidiaries of the Company is in material violation of its certificate of incorporation, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.

2.9 Company SEC Reports.

(a) Since January 1, 2007, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”).  Each Company SEC Report complied as of its filing date, or as of its last date of amendment, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed.  True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence (if such correspondence has occurred since December 31, 2008) between the SEC on the one hand, and the Company and any of the its Subsidiaries, on the other hand. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) The Company's Chief Executive Officer and Chief Financial Officer have made all certifications required by Rules 13a 14 and 15d 14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Oxley Act with respect to the applicable Company SEC

Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

2.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) complied, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal and recurring year-end adjustments).  There are no unconsolidated Subsidiaries of the Company.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Since January 1, 2007, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud (whether or not material) that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.  The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Company's Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.  Such disclosure controls and procedures are effective in timely alerting the Company’s Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(c) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

2.11 No Undisclosed Liabilities

.  Neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities reflected or otherwise reserved against in the consolidated balance sheets (and the related notes thereto) of the Company in the Company SEC Reports, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities arising under executory

Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, (d) liabilities incurred in the ordinary course of business consistent with past practice, and (e) liabilities that would not have a Company Material Adverse Effect.

2.12 Absence of Certain Changes

. Since December 31, 2009 through the date of this Agreement, except for actions expressly contemplated by this Agreement or disclosed in the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred (a) any Company Material Adverse Effect or (b) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 4.2(a), 4.2(b), 4.2(d), 4.2(e), 4.2(f), 4.2(h)(iii), 4.2(i), 4.2(j), 4.2(l), 4.2(n), 4.2(p), 4.2(r), or 4.2(t).

2.13 Material Contracts.

(a) Except for those agreements and other documents (x) filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (y) the April 12, 2010 engagement letter signed by the Company and Thomas Weisel Partners LLC and (z) the April 9, 2010 engagement letter signed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business or market or distribute any product, other than those entered into in the ordinary course of business; (iii) the loss of which would have a Company Material Adverse Effect; (iv) that has aggregate future sums due from or to the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $500,000 and which is not terminable without material penalty upon not more than 90 days’ notice to the counterparty; (v) having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will give rise under such contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries (including any Change of Control Obligation); (vi) involving any joint venture, legal partnership or similar arrangement; (vii) relating to Indebtedness; (viii) containing severance or similar termination pay liabilities related to termination of employment; (ix) related to product distribution or development (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the potential payments to or by the Company are not expected to exceed $250,000, in each case during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement); (x) (A) that is an IP In-License, other than (1) any IP In-Licenses that are not material to the business(es) of the Company or its Subsidiaries and not for Third Party Components of any Current Company Software and (2) any IP In-License for any item of commercially available, unmodified Software that is not a Third Party Component of any Current Company Software and was acquired by the Company for less than $100,000 or (B) that is an IP Out-License with any of the top ten customers, top ten resellers and top ten distributors (in each case, including any OEMs and partners), in each case measured by reference to the revenues of the Company and its subsidiaries on a consolidated basis for the year-ended December 31, 2009; (xi) which provide for indemnification by the Company of any officer, director or employee of the Company; (xii) containing “standstill” or similar provisions to which the Company is subject and restricted; (xiii) involving the lease of real property with aggregate annual rent payments in excess of $250,000; (xiv) pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property of any Third Party that is material to the Company (expressly excluding any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) licenses in which the aggregate noncontingent payments by the Company are not in excess of $250,000 per annum); (xv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; (xvi) relates to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations; (xvii) involves any directors, executive officers (as such term is defined in the Exchange Act) or any of their Affiliates (other than the Company or any Company of its Subsidiaries) or immediate family members or holder of more than 5% of the Company Securities (in each case, other than those entered into in the ordinary course of business at arms-length terms); (xviii) contains any covenant granting a material “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates; (xix) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract; or (xx) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets.  Each contract, arrangement, commitment or understanding of the type described in this Section 2.13(a) (including, for the avoidance of doubt, the agreements and other documents referred to in clauses (x), (y) and (z) above) is a “Material Contract” for all purposes of and under this Agreement.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel terminate or modify any Material Contract, in each case except as would not be material to the Company and its Subsidiaries taken as a whole.  As of the date hereof, each Material Contract is enforceable against the Company (or its Subsidiaries, as applicable) in accordance with its terms and, to the Knowledge of the Company, against each other party thereto, except (A) where the failure to be so enforceable would not be material to the Company and its Subsidiaries taken as a whole and (B) that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.14 Personal Property and Assets

.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

2.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 10,000 square feet (such property, the “Leased Real Property”).  The Company and/or its Subsidiaries enjoy peaceful and undisturbed possession under all such leases and there are no existing defaults by the Company beyond any applicable grace period under such leases.  The Leased Real Property identified in Section 2.15(b) of the Company Disclosure Schedule and subject to the Leases comprises all of the material real property used in the Company’s business.  Each of the Company and its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such non compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document. No security deposit or portion thereof deposited with respect any Lease has been applied in respect of a breach or default under any Lease which has not been redeposited in full. The other party to each of the Leases is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

2.16 Intellectual Property.

(a) Except as set forth in Section 2.16(a)(i) of the Company Disclosure Schedule, the Company or its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), all Intellectual Property set forth, or required to be set forth, on Section 2.16(b)(i)-(iii) and Section 2.16(c)(i) of the Company Disclosure Schedule (except for any Third Party Components, which, for the

Current Company Software, are set forth on Section 2.16(c)(ii) of the Company Disclosure Schedule), including all Intellectual Property rights in the Company Software set forth, or required to be set forth, on such Section 2.16(c)(i) (excluding, for the avoidance of doubt, any Intellectual Property rights in any Third Party Components, which, for the Current Company Software, are set forth on Section 2.16(c)(ii) of the Company Disclosure Schedule) (such Intellectual Property, the “Owned Intellectual Property”).  Except as set forth in Section 2.16(a)(ii) of the Company Disclosure Schedule, the Company or its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Intellectual Property that is necessary for or used in the conduct of the Company’s business as currently conducted, including all such Intellectual Property set forth, or required to be set forth, on Section 2.16(b)(i)-(iv) and Section 2.16(c)(i)-(ii) of the Company Disclosure Schedule (all such Intellectual Property, together with the Owned Intellectual Property, the “Company Intellectual Property”), including, without limitation, all such Intellectual Property necessary for or used in the Company Software.  Except as set forth in Section 2.16(a)(iii) of the Company Disclosure Schedule, all of the Company Intellectual Property shall continue to be owned by the Surviving Corporation or available for use on substantially identical terms and conditions by the Surviving Corporation upon the completion of Closing.

(b) Section 2.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Intellectual Property owned by, issued to, or filed by or on behalf of the Company or its Subsidiaries: (i) Trademark registrations and pending applications for registration and registered Internet domain names; (ii) Patents issued or pending; (iii) Copyright registrations and pending applications for registration, and (iv) material unregistered trademarks or trade names, in each instance included in the Company Intellectual Property.  To the Knowledge of the Company, all such Company Intellectual Property in (i), (ii), and (iii) has the status indicated on such schedule, is subsisting and in good standing, and has not been abandoned.

(c) Section 2.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Company Software by name and, with respect to Current Company Software, version; and (ii) all Third Party Components of the Current Company Software, in each case identifying: (A) the Company Software associated with such Third Party Component; and (B) the agreement granting the Company rights to use such Third Party Components.

(d) Except as set forth on Section 2.16(d) of the Company Disclosure Schedule:

(i) no claim by any Person contesting the validity, enforceability, use or ownership of the Company Intellectual Property has been made and is currently outstanding, or was made in the past three (3) years, against the Company or its Subsidiaries, nor, to the Knowledge of the Company, is any threatened;

(ii) neither the Company nor its Subsidiaries have given notice to any Person asserting infringement or misappropriation by such Person of any of the Company Intellectual Property, and, to the Knowledge of the Company, the Company Intellectual Property is not, and has not been in the past three (3) years, infringed, misappropriated, or otherwise violated by any Person.

(iii) To the Knowledge of the Company, (A) the Company’s and its Subsidiaries’ conduct of the Company’s and its Subsidiaries’ businesses have not within the past three (3) years and do not as currently conducted infringe, misappropriate or otherwise violate the Patent or Trademark rights of any other Person and (B) neither the Company’s (nor its Subsidiaries’) use of the Company Intellectual Property in connection with such businesses, nor the Company’s (nor its Subsidiaries’) development, copying, use, marketing, distribution, or sale of the Company Software, infringes, misappropriates, or otherwise violates the Patent or Trademark rights of any Person.  Further, (X) the Company’s and its Subsidiaries’ conduct of the Company’s and its Subsidiaries’ businesses have not within the past three (3) years and do not as currently conducted infringe, misappropriate or otherwise violate the Intellectual Property (excluding Patent and Trademark) rights of any other Person and (Y) neither the Company’s (nor its Subsidiaries’) use of the Company Intellectual Property in connection with such businesses, nor the Company’s (nor its Subsidiaries’) development, copying, use, marketing, distribution, or sale of the Company Software, infringes, misappropriates, or otherwise violates the Intellectual Property (excluding Patent and Trademark) rights of any Person.  With respect to each of (A), (B), (X), and (Y), neither the Company nor its Subsidiaries have, within the past three (3) years, received any notice of any such infringement, misappropriation, or violation (including any unsolicited offer to license any Intellectual Property from any other Person);

(iv) neither the Company nor any Subsidiary has granted any license, option, or commitment to any other Person in or to any Company Intellectual Property (including any covenant not to sue) (collectively, “IP Out-Licenses”), other than IP Out-Licenses for (A) non-exclusive end-user, customer, distributor, evaluation, and/or OEM licenses entered into in the ordinary course of business and/or (B) non-exclusive licenses for Company Intellectual Property that are not material to the business(es) of the Company or its Subsidiaries; and

(v) the Company Intellectual Property does not include any third-party Intellectual Property that the Company or any Subsidiary licenses from such third party (collectively, “IP In-Licenses”), other than (A) any IP In-Licenses that: (1) are not material to the business(es) of the Company or its Subsidiaries and (2) are not for Third Party Components of any Current Company Software and (B) any IP In-License for any item of commercially available, unmodified Software that: (1) is not a Third Party Component of any Current Company Software and (2) was acquired by the Company for less than $100,000.

(e) The Company and its Subsidiaries have used commercially reasonable efforts to: (i) protect and maintain all registered or issued Company Intellectual Property set forth, or required to be set forth, on Section 2.16(b)(i)-(iii) of the Company Disclosure Schedule and (ii) ensure that all Company Software distributed or otherwise made available to any third party: (A) is free from any trojan horse, virus or similar malicious code or program that can cause damage to computer systems using such Company Software or to such Company Software itself, (B) functions and operates properly, and (C) conforms in all material respects to the functional specifications for such Company Software and is sufficient to perform the functions for which such Company Software has been designed to perform.

(f) Each IP License Agreement is, to the Knowledge of the Company, a legal, valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and in full force and effect.  Except as set forth in Section 2.16(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the material breach of, or, to the Knowledge of the Company, create on behalf of any Person the right to terminate or modify, any IP License Agreement that is either material to the business(es) of the Company or its Subsidiaries or that is for a Third Party Component of any Current Company Software, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any IP License Agreement that is either material to the business(es) of the Company or its Subsidiaries or that is for a Third Party Component of any Current Company Software, is in material default or material breach of such IP License Agreement that is either material to the business(es) of the Company or its Subsidiaries or that is for a Third Party Component of any Current Company Software.  There are no pending or, to the Knowledge of the Company, threatened disputes regarding: (i) the scope of any IP License Agreement; or (ii) the performance of the parties under any IP License Agreement.

(g) With respect to the Current Company Software, for each item of Open Source Software that is a Third Party Component, Section 2.16(g) of the Company Disclosure Schedule lists and describes (A) such Open Source Software and (B) the name of the applicable license agreement for each such item of Open Source Software.

(h) The Company’s use of any Open Source Software does not, with respect to the applicable Current Company Software, (X) obligate the Company (as a condition to the license or otherwise) to (i) disclose or distribute in Source Code form any portion of the Current Company Software owned by the Company or licensed from a third party without the right from such third party to distribute Source Code, (ii) license or otherwise make available on a royalty-free basis any portion of the Current Company Software owned by the Company or licensed from a third party without the right from such third party to do the foregoing, (iii) grant any patent rights to any Person, including non-assertion rights, or (iv) permit any licensee of the Current Company Software to modify, make derivative works of, or reverse engineer any portion of the Current Company Software owned by the Company or licensed from a third party without the right from such third party to do the foregoing , or (Y) otherwise impose any material limitation, restriction, or condition on the right or ability of the Company to use or distribute the Current Company Software.

(i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of confidential information and confidential Trade Secrets owned or used by the Company or its Subsidiaries.  Each Person that has had or currently has access to any part of the Source Code of any Company Software is subject to confidentiality obligations regarding the disclosure and protection of such Source Code, and, to the Knowledge of the Company, such confidentiality obligations have not been breached by any such Person.  Except as set forth in Section 2.16(i) of the Company Disclosure Schedule, the Company has not disclosed any such Source Code to any Person other than employees of, or consultants or contractors to, the Company who had a need to work with such Source Code and who were obligated by a written agreement to protect the confidentiality of such Source Code.

(j) No Person who has contributed to the creation, invention, modification or improvement of any Intellectual Property that is purportedly owned by the Company or its Subsidiaries, in whole or in part, and that is included in the Company Intellectual Property was or is under any conflicting obligation with any academic institution or other Person that would adversely affect the Company’s or its Subsidiaries’ title to any such Intellectual Property.

(k) Except as set forth on Section 2.16(k)(i) of the Company Disclosure Schedule, all Persons (including current and former employees, contractors and consultants of the Company or its Subsidiaries) who have participated in the creation or development of any Company Intellectual Property that is purportedly owned by the Company or its Subsidiaries and that is material to the conduct of the Company’s business as currently conducted (including any such Intellectual Property set forth or required to be set forth on Section 2.16(b)(i)-(iv) and Section 2.16(c)(i) of the Company Disclosure Schedule) have executed and delivered to the Company or its Subsidiaries an agreement: (A) providing for the non-disclosure by such Person of any confidential information of the Company or its Subsidiaries, and (B) providing for the assignment by such Person to the Company or its Subsidiaries of any Company Intellectual Property related to such Person’s employment by, engagement by or contract with the Company or its Subsidiaries.  The Company and its Subsidiaries have and have had a policy requiring all current and former employees who create, develop or modify (or who created, developed or modified) any Company Intellectual Property for the Company or its Subsidiaries, to execute a confidentiality and assignment agreement prior to, or concurrently with, commencement of their respective employment or engagement with the Company.  With respect to employees, such confidentiality and assignment agreements have been substantially in the standard forms previously provided to Parent by counsel to the Company in correspondence which designated such agreements as standard forms.  Section 2.16(k)(ii) of the Company Disclosure Schedule identifies any contractors or subcontractors who created, developed or modified any portion of the Current Company Software (excluding the Third Party Components set forth on Section 2.16(c) of the Company Disclosure Schedule), other than minor modifications made in connection with product maintenance.

2.17 Tax Matters.

(a) The Company and each of its Subsidiaries have filed all income and other material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to Taxes (“Tax Returns”) required to be filed by any of them, and such Tax Returns have been prepared in compliance with applicable law and are accurate in all material respects.  The Company and each of its  Subsidiaries have paid or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes shown as due on such Tax Returns and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all income and other material Taxes required to be paid.  The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements.  No deficiencies for any income or other material Taxes have been asserted, assessed or, to the Knowledge of the Company, proposed by any Taxing authority against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any income or other material Tax.

(b) No audit or other examination of any income or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(c) Neither the Company nor any of its Subsidiaries is, nor has been at any time during the period described in Section 897(c)(1)(A)(ii)(II) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b).

(f) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none has any current or potential contractual obligation that explicitly obligates it to indemnify any other Person for Taxes imposed on such other Person.

(g) None of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-US law), as a transferee or successor, by contract, or otherwise.

(h) Since December 31, 2007, no written claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(i) None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign income Tax law).

(j) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a direct result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (iv) installment sale made prior to the Closing Date.

2.18 Employee Plans.

(a) Section 2.18(a)(i) and Section 2.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other material benefit or compensation plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained, sponsored or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (together the “Employee Plans”).  With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) any plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated, funded and administered in all material respects in compliance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) All Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the effective date of the Treasury Regulations issued pursuant to Section 409A and, subsequent to such effective date, in compliance the Section 409A and the regulations issued pursuant thereto.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation; and there has been no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan.

(g) Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as required by COBRA or any similar law. The Company, its Subsidiaries and the ERISA Affiliates have materially complied and are in material compliance with COBRA.

(h) Except as set forth in Section 2.18(h) of the Company Disclosure Schedule:

(i) each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Employee Plan;

(ii) all contributions, premiums and other payments with respect to any Employee Plan for any time period ending on or before the Effective Time have been timely made, accrued or reserved for; and

(iii) except as required by applicable law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without material liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(i) Except as set forth in Section 2.18(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(j) Except as set forth in Section 2.18(j) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

2.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”).  None of the U.S.-based employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary.  To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries.  No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.  There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have complied in all material respects with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

2.20 Permits

.  The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.21 Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with all laws, regulations and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries.

(b) Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary of the Company has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  During the last three (3) years, neither the Company nor any Subsidiary of the Company has received any written communication that alleges that the Company or any Subsidiary of the Company, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, the FCPA that has not been resolved.

(c) The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect.  Section 2.21(c) of the Company Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

(d) No representation or warranty is made in this Section 2.21 with respect to (a) compliance with applicable Tax laws, which is exclusively addressed by Section 2.17, (b) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 2.18, (c) compliance with labor law matters, which is exclusively addressed by Section 2.19, or (d) compliance with Environmental Laws, which is exclusively addressed by Section 2.28.

2.22 Legal Proceedings; Orders.

(a) There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or any properties or assets of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any material judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure).

(c) As of the date hereof, there is no internal investigation or inquiry being conducted by the Company, the Company Board or any third party or Governmental Authority at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.23 Insurance

.  Section 2.23 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by the Company or any of its Subsidiaries.  All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past three years. Neither the Company nor any of its Subsidiaries is in material breach or material default of any of the insurance policies, and there is no existing default or event that, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification of any of the insurance policies.  Since December 31, 2009, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.24 Related Party Transactions

.  Except as set forth in the Company SEC Reports and for compensation or other employment arrangements in the ordinary course of business, (a) there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and (b) no director, officer or other Affiliate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market and less than 5% of the stock of which is beneficially owned by any such Persons), is currently a party to, or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $250,000 per annum (other than contracts or arrangements entered into in the ordinary course of business at arms-length terms), (ii) any agreement or contract for or relating to Indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $250,000 per annum (other than interests in any of the foregoing entered into in the ordinary course of business at arms-length terms).

2.25 Brokers; Fairness Opinions

.  Except for Thomas Weisel Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has received the written opinions of Thomas Weisel Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each dated as of May 16, 2010, that, as of the date of such opinions and subject to the assumptions and limitations set forth therein, the Per Share Price to be received by Company Stockholders (other than Parent and its Affiliates) in the Merger is fair, from a financial point of view to such Company Stockholders.

2.26 State Anti-Takeover Statutes

. Assuming that the representations of Parent and Merger Sub set forth in Section 3.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL, in any rights agreement or “poison pill” arrangement and any other takeover, anti takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company (collectively, "Takeover Statutes") will not be applicable to the Merger.

2.27 Proxy Statement and Other Required Company Filings

. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.  None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

2.28 Environmental Matters

.  Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (c) to the Knowledge of the Company there are no investigations by any Governmental Entity currently pending or threatened regarding the Company's or any of its Subsidiary's compliance with any Environmental Law, (d) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case would reasonably be expected to result in an Environmental Claim, (e) neither the Company nor any of its Subsidiaries has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials. All material environmental reports, assessments, audits, and other similar documents in the possession or control of the Company or any of its Subsidiaries have been made available to Parent.

2.29 Product Warranties.  There are no pending or, to the Company’s Knowledge, threatened Legal Proceeding against either the Company or any of its Subsidiaries in respect of any warranty, or for injury to person or property of its employees or any third parties, arising from or relating to the sale of any product or performance of any service by the Company or any of its Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

3.1 Organization; Good Standing

.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent to fully perform its covenants and obligations under this Agreement.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement.  Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.  Neither Parent nor Merger Sub is in material violation of its certificate of incorporation or its bylaws.

3.2 Power; Enforceability

.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no additional proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Non-Contravention

.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.4 Requisite Governmental Approvals

.  No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws.

3.5 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Neither Parent nor Merger Sub is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.6 Proxy Statement; Other Required Company Filings

. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any of the Other Required Company Filings.

3.7 Section 203

.  As of the date hereof, neither Parent nor Merger Sub nor any of their “Affiliates” or “Associates” is, and at no time during the last three years has been, an “Interested Stockholder” of the Company as defined in Section 203 of the DGCL.

3.8 Brokers

.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.9 Operations of Merger Sub

.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

3.10 Financing.

(a) Parent has provided the Company with true and complete copies of the commitment letter, dated as of the date hereof, from Jefferies Finance LLC (the “Commitment Letter”), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Financing”).

(b) The Commitment Letter has not been amended or modified, and the commitments set forth in the Commitment Letter have not been withdrawn or rescinded in any respect.  The Commitment Letter, in the form so delivered to the Company on the date hereof, is in full force and effect and constitutes a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect, (i) except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter.  Assuming the Financing Commitment is funded, Parent and Merger Sub will have at and after the Closing funds sufficient to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article I of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing.  Parent and/or Merger Sub have fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letter.  For the avoidance of doubt, Parent’s and Merger Sub’s obligations to consummate the Merger and the transactions contemplated by this Agreement are not contingent on Parent’s and Merger Sub’s ability to obtain any financing prior to consummating the Merger.

(c) As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any Company Stockholder, director, officer or employee of the Company or its Subsidiaries) concerning any investments to be made in, or contributions to be made to, Parent or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Commitment Letters.

3.11 Management Arrangements

.  As of the date hereof, except as previously disclosed to the Company Board, there are no Contracts or any formal or informal arrangements or other understandings (whether or not binding) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director or officer of the Company, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

3.12 Solvency

.  Assuming in all respects the truth and accuracy of the representations and warranties set forth in Article II hereof, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.13 No Other Company Representations or Warranties

.  Except for the representations and warranties set forth in Article II, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other

Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company or any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Section 3.13 shall relieve any Person of liability for fraud or intentional misconduct.

3.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans

.  In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including, without limitation, pursuant to Section 5.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).  Notwithstanding the foregoing, nothing in this Section 3.14 shall relieve any Person of liability for fraud or intentional misconduct.

ARTICLE IV

INTERIM OPERATIONS OF THE COMPANY

4.1 Affirmative Obligations

.  Except (x) as expressly contemplated or permitted by this Agreement, (y) as set forth in Section 4.1 of the Company Disclosure Schedule, or (z) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organizations and material assets, (B) keep available the services of its current senior executive officers and key employees who are integral to the operations of their business as currently conducted and (C) preserve the current relationships with Persons with which the Company or any of its Subsidiaries has significant business relations.

4.2 Forbearance Covenants

.  Except (w) as contemplated or permitted by this Agreement, (x) as set forth in Section 4.2 of the Company Disclosure Schedule, (y) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 4.1 also):

(a) amend its Certificate of Incorporation or bylaws or comparable organizational documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) issue, sell, deliver or agree or authorize, propose or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance of shares of Company Common Stock pursuant to the vesting and terms of Company RSU Awards outstanding prior to the date hereof and the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options outstanding prior to the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than the withholding of shares of Company Common Stock in connection with the vesting of Company RSU Awards outstanding as of the date of this Agreement);

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, (iii) pledge or encumber any shares of its capital stock or any of its other securities, or (iv) modify the terms of any shares of its capital stock or any of its other securities;

(f) (i) incur, create, assume or otherwise become liable for Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) sell, license, mortgage, lease, transfer, encumber or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) (i) enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (A) as may be required by applicable law or (B)  solely with respect to any employee that is not an executive officer of the Company, in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company (provided, that the Company may take such actions in respect of a new executive officer hired to fill a vacancy arising after the date hereof, except that, without the prior written consent of Parent, (x) no such new hire shall (x) be granted any severance or similar rights upon a termination of employment, (y) have any right to continued employment after the Effective Time or (z) be granted any option, appreciation right, restricted stock, performance unit, stock equivalent or similar equity interest if such grant would increase the aggregate consideration payable at the Effective Time by Parent or the Surviving Corporation hereunder), (ii) increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable law or (B)  solely with respect to any employee that is not a senior executive officer of the Company, in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (iii) incur any Change of Control Obligation;

(h) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except (A) as otherwise included in the Company's capital expenditure budget furnished to Parent prior to the date hereof, (B) incurred in the ordinary course of business consistent with past practice and (C) in respect of the repair or replacement of the current assets or properties of the Company or its Subsidiaries (consistent with past practices of the Company and its Subsidiaries), (ii) pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in the Audited Company Balance Sheet or as required by the terms of any Contract of the Company or its Subsidiaries, as in effect on the date of this Agreement or entered into in compliance with the terms of this Agreement, (iii) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect or (B) except in the ordinary course of business, any Material Contract, or (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of this Agreement;

(i) compromise, release, waive or settle any pending or threatened material Legal Proceeding (i) having a value or in an amount not covered by insurance in excess of $250,000 or (ii) relating to or affecting the Company’s material Intellectual Property;

(j) except as may be required by applicable law or GAAP, revalue any of its material assets or make any change in any of the accounting methods, principles or practices used by it;

(k) (i) change its material Tax accounting methods, principles or practices, except as required by GAAP or applicable law, (ii) make or change any material Tax election, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, (iv) fail to file any material income or other material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects, (v) enter into any “listed transaction” as defined in Section 6011 of the Code and the regulations thereunder or (vi) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) hire any new employees other than in the ordinary course of business consistent with past practice; provided that, whether or not in the ordinary course of business, the Company may not hire any executive officers except, subject to clause (g) above, to fill any vacancies in such positions arising after the date hereof;

(m) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice;

(n) terminate any executive officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause;

(o) enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations thereunder;

(p) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(q) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

(r) sell, license or otherwise transfer any Intellectual Property other than in the ordinary course of business, disclose any Source Code of the Company Software to any Person, or abandon or permit to lapse any material Intellectual Property other than in the ordinary course of business;

(s) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger in a manner inconsistent with prior directives or documentation provided to the Company by Parent, provided, however, that nothing herein shall prevent or restrict communications with employees of the Company or any of its Subsidiaries that are consistent with this Agreement and provide accurate information regarding compensation, benefits or other treatment that they will receive in connection with the Merger;

(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein; or

(u) agree to take any of the actions described in this Section 4.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 4.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise (consistent with and subject to the terms, conditions and restrictions of this Agreement) control and supervision over their own business and operations.

4.3 No Solicitation.

(a) During the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) to not, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case if it is reasonably likely to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) grant any waiver, amendment or release under any standstill or confidentiality agreement (other than in connection with an inquiry or Acquisition Proposal made to the Company or its Representative by a third party that has not publicly disclosed the taking of such action or the making of such proposal) or (vi) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, (A) participate or engage in discussions or negotiations with any Person (and/or such Persons’ Representatives) and / or (B) furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person (and/or such Persons’ Representatives), in each case that has made or delivered to the Company a written Acquisition Proposal after the date of this Agreement that was not initiated or solicited in breach of Section 4.3(a) if and only if, in the case of clause (B) above, prior to providing such information or access, the Company has received from such Person requesting such information, discussions or access an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any such Person that was not previously made available to Parent, and provided, further, that prior to taking any action described in clauses (A) or (B) of this Section 4.3(b) above:

(i) the Company Board shall have determined in good faith, after consultation with independent financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable laws; and

(ii) the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such

Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c) Notwithstanding anything to the contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, (x) the Company Board may (whether or not it has received a Superior Proposal) effect a Company Board Recommendation Change and / or (y) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable laws;

(ii) the Company, in the case of clause (y) above, shall have complied with its obligations under this Section 4.3 (other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an Acquisition Proposal);

(iii) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board is prepared absent any revision to the terms and conditions of this Agreement, to effect a Company Board Recommendation Change and/or to terminate this Agreement pursuant to this Section 4.3(c), which notice shall describe the basis for such Company Board Recommendation Change or termination, including, in the case of clause (y) above, the identity of the party making the Superior Proposal and the material terms and conditions thereof;

(iv) prior to effecting such Company Board Recommendation Change or termination, the Company shall, and shall cause their financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Proposal or so as to obviate the need for the Company Board to make a Company Board Recommendation Change, as applicable; provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.3 (including this Section 4.3(c)) with respect to such new written notice; and

(v) in the case of any action described in clause (y) of Section 4.3(c) above, the Company shall, substantially concurrently therewith, terminate this Agreement in accordance with Section 7.1(h), including making payment of the Company Termination Fee in accordance with Section 7.3(b)(iii).

(d) The Company will promptly (and in any event within 24 hours) notify Parent after (i) receipt of an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any third party that has made an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment).  The Company shall within 48 hours inform Parent of any change in the price, structure or form of consideration or material terms and conditions of such Acquisition Proposal.

(e) Other than with respect to the Commitment Letter and consummation of the Financing as contemplated therein, neither Parent or Merger Sub, or any of their respective Affiliates, shall enter into any Contracts with any Person, or make or enter into any formal or informal arrangements or understanding (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any actual or potential Acquisition Proposal involving the Company.

(f) For the avoidance of doubt, Parent and Merger Sub agree that each of Thomas Weisel Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated qualify as an independent financial advisor to the Company for all purposes of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Required Action and Forbearance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) using reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;

(iii) using reasonable best efforts to obtain all consents, waivers and approvals under any Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Contracts as of the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.

(b) In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall be responsible for using (and causing its Subsidiaries to use) their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 2.5 or Section 2.6 or in the related section of the Company Disclosure Schedule (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 2.6 or in the related section of the Company Disclosure Schedule, are required to be obtained by the Company), and Parent and Merger Sub shall be responsible for using their respective commercially reasonable efforts to cooperate with the Company in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Parent and Merger Sub shall be responsible for using their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 3.3 or Section 3.4 or in a disclosure schedule relating thereto (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 3.4 or in a disclosure schedule relating thereto, are required to be obtained by Parent and/or Merger Sub), and the Company shall be responsible for using its commercially reasonable efforts to cooperate with Parent and Merger Sub in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

5.2 Antitrust Filings

.  Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within twenty (20) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger.  Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as reasonably practicable.  Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings.  If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

5.3 Proxy Statement and Other Required SEC Filings.

(a) As soon as practicable following the date hereof (and in any event the Company shall use its reasonable best efforts to do so within fifteen (15) calendar days), the Company shall prepare and file with the SEC, a preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting.  If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing within a reasonable amount of time.  The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.  Parent and Merger Sub shall furnish all information concerning the Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing.  If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or other Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that the Proxy Statement or Other Required Company Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(b) Subject to applicable law, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement or any Other Required Company Filing (the date of such confirmation, the "SEC Clearance Date").  If the SEC has failed to affirmatively notify the Company within ten (10) days after the filing of the Proxy Statement with the SEC that it will not be reviewing the Proxy Statement, then the Company shall use its commercially reasonable efforts to obtain such confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement and the date on which the Company receives such confirmation shall be the SEC Clearance Date.

(c) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), (i) the Company and its Affiliates shall not file with the SEC the Proxy Statement or any Other Required Company Filing or any amendment or supplement thereto, and (ii) the Company and its Affiliates shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon.

(d) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), the Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

5.4 Company Stockholder Meeting.

(a) The Company shall duly call, give notice of, convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof (and in any event, subject to the immediately following proviso, no later than forty-five (45) calendar days immediately following the SEC Clearance Date; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff, (iii) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that a failure to so delay the Company Stockholder Meeting would be reasonably likely to violate the directors’ fiduciary duties under applicable law or (iv) a failure to so delay the Company Stockholder Meeting would be reasonably likely to violate applicable duties of disclosure or other applicable disclosure requirements under applicable law.

(b) The Company shall establish a record date for purposes of determining the Company Stockholders entitled to notice of and vote at the Company Stockholder Meeting (the “Record Date”).  Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent, unless required to do so by applicable law or in the event that the Company Board shall have determined in good faith, after consultation with outside legal counsel, that a failure to do so would be reasonably likely to violate the directors’ fiduciary duties under applicable law.  In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholder Meeting, as so adjourned, postponed or delayed, except as required by applicable law or in the event the Company Board shall have determined in good faith, after consultation with outside legal counsel, that doing so would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

(c) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting and use its commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting.  The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Vote.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting.  Notwithstanding any Company Board Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article VII, this Agreement shall be submitted to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Vote.

5.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or the Merger Sub, the Company Board Recommendation with respect to the Merger, (ii) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (iii) after the receipt of any Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (provided that Parent may make such request no more than once with respect to any such Acquisition Proposal) or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iv), a (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that notwithstanding the foregoing or anything to the contrary set forth in this

Agreement (including the provisions of Section 4.3 or Section 5.1), at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change in accordance with Section 4.3(c).

(b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with outside legal counsel) in order to comply with its fiduciary duties under applicable law; provided, however, that, in either such case, any such statement(s) or disclosures made by the Company Board or any authorized committee thereof shall be subject to the terms and conditions of this Agreement, including the provisions of Article II.

5.6 Financing.

(a) Parent and Merger Sub shall use their respective commercially reasonable efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letter (or terms not materially less favorable to Parent or the Company (including with respect to the conditionality thereof)), including (i) maintaining in effect the Commitment Letter and negotiating definitive agreements with respect to the Commitment Letter on the terms and conditions set forth in the Commitment Letter (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions in the Commitment Letter), (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (iii) consummating the Financing contemplated by the Commitment Letter at or prior to the Closing (and in any event prior to the Termination Date).  In the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall use their commercially reasonable efforts to cause such lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Commitment Letter.  Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Commitment Letter without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the Closing Date or make the funding of the Financing less likely to occur.

(b) Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Representatives, to cooperate with Parent and the Financing Sources to provide financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Financing Sources; provided that (i) the Company shall not be required to pay any commitment or other similar fee or to incur any other liability in connection with the Financing, except following the Effective Time, (ii) such cooperation does not unreasonably interfere with the ongoing operations of the Company.

5.7 Anti-Takeover Laws

.  In the event that any Takeover Statute is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement and the transactions contemplated hereby.

5.8 Access

.  Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time:

(a) The Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable prior notice provided to the Company’s Chief Executive Officer and Chief Financial Officer, to the properties, books and records and personnel of the Company as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (A) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information, (B) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (C) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided that, the Company and Parent shall cooperate in good faith to design and implement alternative procedures to enable Parent to evaluate any such documents or information without causing a violation, loss of privilege, breach or default thereunder or giving any third party a right to terminate or accelerate the rights thereunder).  Any investigation conducted pursuant to the access contemplated by this Section 5.8(a)(i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.  Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.8(a)(i).  No investigation pursuant to this Section 5.8(a)(i) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b) The Company shall, and shall cause each of its Subsidiaries to, furnish to Parent, to the extent prepared by the Company in the ordinary course of business, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request.

5.9 Section 16(b) Exemption

.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”).  In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Certificate of Incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time if, and only if, it receives the prior written consent of the Indemnified Person to do so (it being understood that, by electing to control the defense thereof, subject to the terms and conditions of this Section 5.10(b), the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay the reasonable fees and expenses of counsel promptly after statements therefor are received, whether or not the Surviving Corporation elects to control the defense of any such claim, proceeding, investigation or inquiry and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.  Notwithstanding anything to the contrary set forth in this Section 5.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Schedule); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance at a cost per year covered for such tail policy not to exceed the Maximum Annual Premium.  In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 5.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.

(e) The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives).  Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement against the Surviving Corporation (and Parent) as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

5.11 Employee Matters.

(a) Following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide employees of the Company with benefits and compensation that are comparable to those provided to similarly situated employees of Parent (“Comparable Plans”).

(b) To the extent that a  Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement, to the extent credited under an analogous  Employee Plan prior to the Effective Time; provided, however, that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits.  In addition, and without limiting the generality of the foregoing:  (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the

Surviving Corporation and its Subsidiaries (other than the Comparable Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage in the plan year in which the Effective Time occurs under a  Comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived in the plan year in which the Effective Time occurs for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the corresponding Old Plan as of the Effective Time, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the plan year in which the Effective Time occurs to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time to the extent reflected as a working capital liability on the Company’s balance sheet.

(c) No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, or (ii)  require Parent or the Surviving Corporation to continue any Continuing or Comparable Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.

5.12 Obligations of Merger Sub

.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

5.13 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b); provided, however, that no such notification shall affect or be deemed to modify any representations or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.13(b).

5.14 Public Statements and Disclosure

.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.14 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 5.5.

5.15 Company Stockholder, Director and Management Arrangements

.  Except to the extent expressly authorized by the Company Board or any authorized committee thereof in advance, prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder, or any director or officer of the Company, relating (i) to this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (ii) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger

.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval.  The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Approval.  The waiting period (and extensions thereof) applicable to the Merger under the HSR Act and any foreign antitrust laws shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions.  No Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect and renders the Merger illegal, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

6.2 Conditions to the Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 2.3 and Section 2.4 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) the representations and warranties of the Company set forth in the Specified Capitalization Provisions of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct as of such particular date), except where the failure to be so true and correct would not result in the payment by Parent of an aggregate value of consideration in the Merger that is in excess, by more than a de minimis extent, of the aggregate value of the consideration that would have been payable by Parent in the Merger in the absence of such failure to be true and correct;

(iii) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to “Company Material

Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and

(iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, and (B) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Company Material Adverse Effect.  No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

(e) FIRPTA.  The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

(f) Company SEC Reports.  The Company shall have filed all Company SEC Reports containing financial statements required to be filed with the SEC prior to the Effective Time.

6.3 Conditions to the Company’s Obligations to Effect the Merger

.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

.  This Agreement may be validly terminated at any time prior to the Effective Time only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any State thereof; or

(c) by either Parent or the Company, in the event that the Merger shall not have been consummated prior to September 14, 2010; provided, however, that such date may be extended on one or more occasions by either party (by written notice to the other party) up to and including October 14, 2010 in the event that the conditions set forth in Section 6.1(b) and Section 6.1(c) (but in the case of Section 6.1(c), only if related to antitrust or competition matters) have not been satisfied by such date or the expiration of any such extension (the latest applicable date being referred to herein as the “Termination Date”); provided, further, (i) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available at any time during which any Legal Proceeding is pending between the Company and Parent (or any of its Affiliates) in connection with this Agreement or any of the transactions contemplated hereby, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Parent or the Company, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting of Company Stockholders at which a vote is taken on the Merger; or

(e) by Parent, in the event that (i) neither Parent nor Merger Sub is in material breach of their respective covenants under this Agreement, and (ii) the Company shall have materially breached or failed to perform any of its covenants in this Agreement and, if such breach is reasonably capable of being cured, shall have failed to cure such material breach within thirty (30) calendar days after the Company has received written notice of such breach or failure to perform from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) in respect of the breach set forth in any such written notice, solely if such breach is reasonably capable of being cured, (A) at any time during such thirty calendar day period, and (B) at any time after such thirty (30) calendar day period if the Company shall have cured such breach during such thirty (30) calendar day period); or

(f) by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that (i)  the Company Board shall have effected a Company Board Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(f)(i) in respect of a Company Board Recommendation Change will expire ten (10) Business Days after the last date upon which the Company Board makes such Company Board Recommendation Change), (ii) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Competing Acquisition Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (iii) the Company breaches any of its obligations under Sections 4.3 or 5.5 (in each case, other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an Acquisition Proposal) or (iv) the Company enters into, a merger agreement, acquisition agreement, purchase agreement or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or

(g) by the Company, in the event that (i) the Company is not in material breach of its covenants under this Agreement, and (ii) Parent and/or Merger Sub shall have materially breached or failed to perform any of their respective covenants in this Agreement and, if such breach is reasonably capable of being cured, shall have failed to cure such material breach or failure to perform within thirty (30) calendar days after Parent and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) in respect of the breach set forth in any such written notice, solely if such breach is reasonably capable of being cured, (A) at any time during such thirty (30) calendar day period, and (B) at any time after such thirty (30) calendar day period if Parent and/or Merger Sub shall have cured such breach during such thirty (30) calendar day period); provided, however, that such thirty (30) calendar day cure period shall not apply to Parent and Merger Sub’s obligation to consummate the Closing in accordance with Section 1.03; or

(h) by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, after the Company shall have received a Superior Proposal, and in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board shall have complied with the procedures set forth in Sections 4.3 and 5.5 (in each case, other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an Acquisition Proposal) and (ii) contemporaneously the payment required by Section 7.3(b) has been made in full to Parent; or

(i) by the Company, in the event (A) the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement) and (B) Parent fails to close the transactions contemplated herein, including the Merger, within one (1) Business Day thereof.

The party hereto terminating this Agreement pursuant to this Section 7.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth the provision of this Section 7.1 pursuant to which this Agreement is being terminated.

7.2 Notice of Termination; Effect of Termination

.  Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent, Financing Sources or other representative of such party or parties) to the other party or parties hereto, as applicable, except for the terms of Section 5.14, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated; provided that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with the filings required under the HSR Act (including the HSR filing fee) or any other domestic or foreign Antitrust Law.

(b) Company Payments.

(i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e) (but, in the case of termination pursuant to Section 7.1(e), only in the case of a termination due to a breach of Section 5.1(a)(i) or Section 5.6(b)) or Section 7.1(f)(iii), a Competing Acquisition Transaction shall have been publicly announced by any Person other than Parent or Merger Sub and not withdrawn or otherwise abandoned, (B) this Agreement is validly terminated pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e) (but, in the case of termination pursuant Section 7.1(e), only in the case of a termination due to a breach of Section 5.1(a)(i) or Section 5.6(b)) or Section 7.1(f)(iii) and (C) within twelve months following the termination of this Agreement pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e) (but, in the case of termination pursuant Section 7.1(e), only in the case of a termination due to a breach of Section 5.1(a)(i) or Section 5.6(b)) or Section 7.1(f)(iii), either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and, whether or not during such twelve-month period, such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Parent the Company Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.3(c)), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the consummation of such Competing Acquisition Transaction.

(ii) In the event that this Agreement is validly terminated pursuant to Section 7.1(f)(i), (ii) or (iv), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days following the occurrence of such termination.

(iii) In the event that this Agreement is validly terminated pursuant to Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, substantially concurrently with the occurrence of such termination.

(c) Expense Reimbursement.  In the event this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f)(iii), in each case under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(b), then the Company will, following receipt of an invoice therefor, promptly (in any event within two Business Days) pay all of Parent’s reasonable documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Commitment Letter (including all fees and expenses of the Financing Sources) in an amount not to exceed $1.5 million (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.3(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in Section 7.3(b).

(d) Parent Termination Fee.

(i) In the event that this Agreement is validly terminated pursuant to (A) Section 7.1(g) or Section 7.1(i) or (B) Section 7.1(c) and at the time of termination could have been terminated by the Company pursuant to Section 7.1(g) (without regard to the thirty (30) calendar day cure period therein) or Section 7.1(i),  then Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

(e) Single Payment Only.  The parties hereto acknowledge and hereby agree that (A) in no event shall (i) the Company be required to pay the Company Termination Fee or Parent Expenses on more than one occasion or (ii) Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion, in each case whether nor not the Company Termination Fee, Parent Expenses or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events and (B) the amount of any payment by the Company of the Company Termination Fee shall be reduced by the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.3(c).

(f) Liquidated Damages.  In the event that Parent shall receive the Company Termination Fee and / or the Parent Expenses, the receipt of such fee or expenses shall, subject to Section 7.3(g), (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (B) subject to Section 7.3(g) and Section 8.8, be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries or any of their respective former, current or future directors, officers, employees, agents, managers, shareholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, shareholder, Affiliate or assignee of any of the foregoing (collectively, the "Company Parties") for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise and (C) upon receipt by Parent of the Company Termination Fee and / or Expenses (together with any amounts payable pursuant to Section 7.3(g)), none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Company Parties out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that the payment by the Company of Parent Expenses pursuant to Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in Section 7.3(b).

Subject to Section 7.3(g), the Company's receipt of payment of the Parent Termination Fee from Parent pursuant to Section 7.3(d) shall, (A) subject to Section 7.3(g) and Section 8.8, be the sole and exclusive remedy of the Company and its Affiliates against Parent, its Subsidiaries, the Financing Sources and any of their respective former, current and  future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate and assignee of any of the foregoing (collectively, the "Parent Parties") for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, under the Commitment Letter or otherwise and (B) upon receipt by the Company of the amount of the Parent Termination Fee (together with any amounts payable pursuant to Section 7.3(g)), none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Commitment Letter or the transactions contemplated hereby or thereby.  For the avoidance of doubt, subject to Section 8.8, (1) neither the foregoing nor any other provision in this Agreement shall be interpreted to limit the Company’s remedies with respect to a dispute as to the amount of the Parent Termination Fee payable pursuant to the definition thereof, (2) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (together with any amounts payable pursuant to Section 7.3(g)), (3) under no circumstances will Parent be entitled to monetary damages in excess of the amount of the Termination Fee and / or Parent Expenses, as applicable (together with any amounts payable pursuant to Section 7.3(g)), and (4) while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and all or any portion of the Parent Termination Fee (but shall be entitled to receive any amounts payable pursuant to Section 7.3(g)).

(g) Costs of Recovery.  The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) or Section 7.3(c) or Parent fails to promptly pay the amount due pursuant to Section 7.3(d), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or Section 7.3(c) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.3(d) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(b), Section 7.3(c) or Section 7.3(d) of this Agreement, as applicable, through the date of payment.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Survival of Representations, Warranties and Covenants

.  The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

8.2 Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub, to:

Vision Solutions, Inc.
15300 Barranca Parkway
Irvine, California 92618
Attention:  Nicolass Vlok
      Don Scott
Telecopy No.: (949) 253-6501

with a copy (which shall not constitute notice) to:

Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attention:  Scott Crabill
    Seth Boro

Telecopy No.: (415) 392-6480

and to:
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention:  Gerald T. Nowak, P.C.
    Jared G. Jensen

Telecopy No.: (312) 862 2200

(b) if to the Company (prior to the Effective Time), to:

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
Attention:  Dean Goodermote

Telecopy No.: (508) 358-2511

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attention:  Michael J. Silver
                    William I. Intner

Telecopy No.:  (410) 659-2701

and

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Attention:  Alexander B. Johnson
Telecopy No.:  (212) 918-3100

8.3 Assignment

.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement (i) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (ii) from and after the Effective Time, to any lender providing financing to Parent or the Surviving Corporation or any of their Affiliates, for collateral security purposes or (iii) to any of its Affiliates (provided, that no such assignment shall relieve Parent of any of its obligations hereunder), and any such lender may exercise all of the rights and remedies of Parent hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.4 Confidentiality

.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated March 22, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

8.5 Entire Agreement

.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Financing Sources under the Commitment Letter.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.6 Third Party Beneficiaries

.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except:

(a) as set forth in or contemplated by the terms and provisions of Section 5.10, and

(b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I.

(c) the provisions of Sections 7.2, 7.3, 8.8, 8.9, 8.10, 8.11, 8.14, and 8.15 applicable to the Financing Sources shall inure to the benefit of, and shall be enforceable by, each of the Financing Sources.

8.7 Severability

.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of (A) any breach or threatened breach by the Company of any of its covenants or obligations set forth in this Agreement or (B) in the circumstances set forth in the following sentence, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other (as applicable) and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Guarantee.  Notwithstanding anything in this Agreement to the contrary, including this Section 8.8(b), the Company shall only be entitled to seek specific performance to cause Parent to consummate the Merger in the event that (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.3 (assuming the satisfaction of any conditions that have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement), (ii) the Financing (or any alternative financing obtained pursuant to Section 5.6) is available to be funded at Closing, (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.03 and (iv) the Company has irrevocably committed that it is willing to complete the Closing if specific performance is granted to cause Parent to consummate the Merger and the Financing is funded.

(c) Each of the parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance when expressly available pursuant to the terms of this Agreement to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other parties hereto (as applicable) and to specifically enforce the terms and provisions of this Agreement and the Guarantee to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.  The parties hereto agree that (x) by the Company’s seeking the remedies provided for in Section 8.8(b), it shall not in any respect waive its right to seek payment of the Parent Termination Fee, and (y) nothing set forth in this Section 8.8(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.8(b) prior or as a condition to exercising any termination right under Article VII, nor shall the commencement of any Legal Proceeding pursuant to Section 8.8(b) or anything set forth in this Section 8.8(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement or the Guarantee that may be available then or thereafter.  Any party seeking an injunction or injunctions to prevent or retrain breaches or threatened of this Agreement or to enforce by specific performance the terms and provisions of this Agreement or the Guarantee shall not be required to provide any bond or other security in connection with any such order or injunction.

8.9 Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.10 Consent to Jurisdiction

.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.10 or in such other manner as may be permitted by applicable law, and nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the Guarantee or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the Guarantee, or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or the Guarantee, or the transactions contemplated hereby or thereby in any court other than the aforesaid courts.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any proceeding, suit, litigation, investigation, action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

8.11 WAIVER OF JURY TRIAL

.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE, THE COMMITMENT LETTER, OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

8.12 Company Disclosure Schedule References

.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.  The parties hereto further agree that the mere inclusion of an item in the Company Disclosure Schedule as an exception to the representations and warranties (or covenants as applicable) of the Company shall not be deemed an admission that such item represents a material exception or material fact, event or circumstances or that such has had or would have a Company Material Adverse Effect.

8.13 Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.14 Amendment

.  Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval; provided, further, that in no event shall any amendment to the provisions of Sections 7.2, 7.3, 8.8, 8.9, 8.10, 8.11, 8.15 and this Section 8.14 be effective if such amendment affects(directly or indirectly) the interests or benefits of any of the Financing Sources, unless each applicable Financing Source shall have consented in writing thereto.

8.15 Extension; Waiver

.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, further, that in no event shall any waiver to the provisions of Sections 7.2, 7.3, 8.8, 8.9, 8.10, 8.11, 8.14 and this Section 8.15 be effective if such waiver affects(directly or indirectly) the interests or benefits of any of the Financing Sources, unless each applicable Financing Source shall have consented in writing thereto. .  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

DEFINITIONS & INTERPRETATIONS

9.1 Certain Definitions

.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) has provisions that in all material respects are no less favorable to the Company in the aggregate than the provisions of the Confidentiality Agreement.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, sale of capital stock, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold fifteen percent (15%) or more of the shares of the outstanding Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger after giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2009.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

(h) “Change of Control Obligation” means any change of control payment, special bonus, stay bonus, retention bonus, severance payment, or similar compensation that the Company or any of its Subsidiaries has agreed to pay to any of their respective employees, officers or directors and that becomes due and payable as a result of the consummation of the Merger or the other transactions contemplated hereby, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event or the passage of time).

(i) “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statutes, rules and regulations thereto.

(k) “Company Board” shall mean the Board of Directors of the Company.

(l) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(m) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

(n) “Company Intellectual Property” has the meaning set forth in Section 2.16(a).  For the avoidance of doubt, Company Intellectual Property includes the Company’s Intellectual Property rights in the Company Software (whether owned or licensed).

(o) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally, the disaster recovery industry generally or the workload optimization industry generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(iv) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

(v) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(vi) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement;

(vii) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;

(viii) changes in law or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(ix) changes in GAAP or other accounting standards (or the interpretation thereof) (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(xi) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(p) any matters expressly set forth in the Company Disclosure Schedule; provided, however, that for purposes of this clause (xiv) the mere inclusion of a list of items such as contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list.

(q)  “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(r) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(s) “Company RSU Awards” shall mean any awards of restricted stock units outstanding under the Double-Take Software, Inc. 2006 Omnibus Incentive Plans, as amended and restated.

(t) “Company Software” means the Software, either complete or under development, (i) that is currently, or that is currently intended to be, leased, licensed, sold, marketed, distributed, or made available by the Company or its Subsidiaries to third parties (the “Current Company Software”),  and (ii) that was historically (within the last three (3) years) leased, licensed, sold, marketed, distributed, or made available by the Company or its Subsidiaries to third parties.  The Company Software includes all Software listed on Section 2.16(c)(i) of the Company Disclosure Schedule.

(u) “Company Stock Plans” shall mean (i) the 1996 Employees Stock Option Plan of Network Specialists, Inc., as amended January 31, 2000, (ii) the 2003 Employees Stock Option plan of Network Specialists Incorporated, as amended, and (ii) the Double-Take Software, Inc. 2006 Omnibus Incentive Plan, as amended and restated.

(v) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(w) “Company Termination Fee” shall mean an amount in cash equal to $7,265,410.

(x) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “fifteen percent (15%)” shall be references to “fifty percent (50%).”

(y) “Continuing Employees” shall mean all current employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent as of the Effective Time, who continue their employment with the Company at the request of Parent as of the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as of the Effective Time as required by applicable law.

(z) “Contract” shall mean any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(aa) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(bb) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(cc) “DOL” shall mean the United States Department of Labor or any successor thereto.

(dd) “Environmental Claims” shall mean any and all actions, orders, suits, demands, directives, claims, Encumbrances, proceedings or notices of violation by any Governmental Authority or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any

Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(ee) “Environmental Laws” shall mean applicable laws relating to pollution or protection of the environment or human health.

(ff) “Environmental Permits” shall mean all licenses, permits or similar approvals required to be obtained by the Company in connection with its business under applicable Environmental Laws.

(gg) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ii) “Financing Sources” shall mean the entity or entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the party or parties to the Commitment Letter and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto but, for the avoidance of doubt, the term Financing Sources shall exclude the Parent Parties.

(jj) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(kk) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ll) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(mm) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, subdivision or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(nn) “Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(oo) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(pp) “Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; or (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such Person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

(qq) “Intellectual Property” shall mean all U.S. and foreign: (A) trademarks, service marks, trade names, Internet domain names, designs, trade dress, business names, corporate names, Internet domain names, logos, slogans, and all other indicia of origin together with  goodwill, registrations, renewals and applications relating to the foregoing (“Trademarks”); (B) inventions (whether or not patentable or reduced to practice), all improvements thereto, and patents and industrial designs (including utility models, designs and industrial property) and pending patent and industrial design applications, invention and patent disclosures, together with all renewals, reissues, reexaminations, divisionals, revisions, continuations, continuations-in-part and extensions thereof (“Patents”); (C) works of authorship (whether or not copyrightable), registered and unregistered copyrights, mask works, database rights and moral rights, together with all applications therefor and renewals thereof (“Copyrights”);  (D) trade secrets, confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technology, know-how, inventions, processes, techniques, protocols, product specifications, data, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, ideas, research and development, formulae, algorithms, models, and methodologies (“Trade Secrets”); (E) all rights of privacy and publicity, including rights to use the names, likenesses, images, voices, signatures and biographical information of real persons; and (F) all other registrations, issuances, certificates and associated intellectual or industrial property with respect to any of the foregoing (A)-(E).

(rr) “IP In-License” has the meaning set forth in Section 2.16(d)(v).

(ss) “IP License Agreements” shall mean, collectively, the IP In-Licenses and the IP Out-Licenses.

(tt) “IP Out-License” has the meaning set forth in Section 2.16(d)(iv).

(uu) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(vv) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge (after reasonable inquiry, which in no event will require inquiring of anyone who does not directly report to such person) of the Person’s set forth on Section 9.1(vv) of the Company Disclosure Schedule.

(ww) “Legal Proceeding” shall mean any legal action, charge, lawsuit, litigation, arbitration, investigation (to the extent known by the investigated party) or other similarly formal legal proceeding of any kind whatsoever, whether at law or in equity, which has been brought by or is pending before any Governmental Authority.

(xx) “Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

(yy) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(zz) “Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code.  Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code and middleware.

(aaa) “Open Source License” means (i) any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Reciprocal Public License, GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public Attribution License, the CDDL, the Mozilla Public License, the Academic Free License,  the BSD license and the Apache license and (ii) any license that requires or that conditions any rights granted in such license upon: (A) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (B) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse engineer any such other Software; (C) a requirement that such other Software be redistributable to other licensees; or (D) the grant of any patent rights including non-assertion or patent license obligations.

(bbb) “Open Source Software” means any Software that is licensed pursuant to an Open Source License, whether or not Source Code is available or included in such license.

(ccc) “Parent Termination Fee” shall mean an amount in cash equal (A) to $24,218,034, in circumstances in which a Parent Termination Fee is payable pursuant to Section 7.3(d) and either (i) the conditions to the funding of the Commitment Letters have been satisfied and the financing parties thereto are prepared to fund the Financing (or, if alternative financing is obtained pursuant to Section 5.6, such alternative financing), (ii) Parent and / or Merger Sub have committed a Willful Breach that was the primary cause of (or primarily resulted in the facts giving rise to) the termination of this Agreement or (iii) any of the conditions to the funding of the Commitment Letter have not been satisfied as a result of, or relating to, any action or failure to act of Parent its Affiliates or any change, event, violation, inaccuracy, effect or circumstance primarily relating to Parent or its Affiliates, including without limitation (x) the occurrence of a Material Adverse Effect (as defined in the Commitment Letter) without there also then existing a Company Material Adverse Effect, (y) the failure to consummate the Refinancing of the Existing Debt (each, as defined in the Commitment Letter) and (z) the failure to meet any financial requirement, test, measurement or ratio (including any leverage ratio) where such failure is primarily a result of the financial position, operations or performance of Parent or its Affiliates; or (B) $14,530,820, in any other circumstances in which a Parent Termination Fee is payable pursuant to Section 7.3(d).

(ddd) “Permitted Liens” shall mean any of the following:  (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP;; (iii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iv) non-exclusive licenses to Intellectual Property rights granted to customers in the ordinary course of business (v) Liens imposed by applicable law (other than Tax law); (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; and (viii) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(eee) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.

(fff) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ggg) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(hhh) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(iii) “Software” means all computer programs, in any form or medium, including Source Code and Object Code, including all data and collections of data used to develop any of the foregoing, and all user manuals, programmer documentation, text, diagrams, graphs, charts, presentations and similar documentation related to any of the foregoing.

(jjj) “Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages).

(kkk) “Specified Capitalization Provisions” means the representations and warranties of the Company contained in (x) the first and last sentences of Section 2.7(a), (y) the second and last sentences of Section 2.7(b) and (z) clauses (i) through (v) and clause (viii) of the first sentence of Section 2.7(c).

(lll) “Specified RSU Awards” means, to the extent that the Effective Time occurs on or prior to October 15, 2010, (i) the 40,000 Company RSU Awards granted on May 13, 2010 to the Company's non-executive directors and (ii) the 1,000 Company RSU Awards granted on May 13, 2010 to a non-executive director of Double-Take Software Canada, Inc.

(mmm) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(nnn) “Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (except that all references in the definition of Acquisition Transaction to “fifteen percent (15%)” shall be references to “fifty percent (50%)”) not solicited in violation of Section 4.3 which the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), (i) is reasonably likely to be consummated in accordance with its terms, and (ii) would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation), and (iii) is not contingent on any Person’s ability to obtain any financing prior to consummating such Acquisition Proposal.

(ooo)    “Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ppp) “Third Party Components” means, with respect to any Company Software, all of the following that are not exclusively owned by the Company or its Subsidiaries: Software that is incorporated into, combined with, linked with, or similarly used in connection with such Company Software, including any Object Code that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Software for such Company Software to properly function in accordance with its specifications.

(qqq)  “Willful Breach”, as to any Person, shall mean a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such Person with the actual knowledge or intention that the taking of such act or failure to take such act would, or would reasonably be expected to, constitute a breach of this Agreement; provided, however, that a mere failure to consummate the Merger in breach of Section 1.3 shall not in and of itself constitute a “Willful Breach”.

9.2 Additional Definitions

.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below

Term	Section Reference
Agreement	Preamble
Assets	2.14
Capitalization Date	2.14(a)
Certificate of Incorporation	1.5
Certificate of Merger	1.2
Certificates	1.8(c)
Closing	1.3
Closing Date	1.3
Collective Bargaining Agreement	2.19(a)
Company	Preamble
Company Board Recommendation	2.3
Company Board Recommendation Change	5.5(a)

Company Disclosure Schedule	Article II
Company SEC Reports	2.9
Company Securities	2.7(c)
Company Stockholder Meeting	5.4(a)
Confidentiality Agreement	8.4
Consent	2.6
D&O Insurance	5.10(c)
Delaware Secretary of State	1.2
DGCL	Recitals
Dissenting shares	1.7(c)(i)
Effective Time	1.2
Employee Plans	2.18(a)
ERISA Affiliate	2.18(a)
Exchance Fund	1.8(b)
Guarantor	Reitals
Indemnified Persons	5.10(a)
Leased Real Property	2.15(b)
Leases	2.15(b)
Limited Gurantee	Recitals
Material Contract	2.13
Maximum Annual Premium	5.10(c)
Merger	REcitals
Merger Sub	Preamble
New Plans	5.11(c)
Old Plans	5.11(c)
Option Consideration	1.7(d)
Other Required Company Filing(s)	2.27
Owned Company Shares	1.7(a)(ii)
Parent	Preamble
Payment Agent	1.8
Per Share Price	1.7(a)(i)
Proxy Statement	2.27
Represenatives	4.3(a)
Requisite Stock holder Approval	2.4
RSU Consideration	1.7(d)
Surviving Corporation	1.1
Tax Returns	2.17(a)
Termination Date	7.1(c)
Uncertificated Shares	1.8(c)

9.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) References to “$” and “dollars” are to the currency of the United States.

(e) References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room for Project Daredevil maintained by IntraLinks, Inc. to which Parent and its counsel had access at least two (2) calendar days prior to the date of this Agreement or which have otherwise actually been delivered to the applicable Person.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

VISION SOLUTIONS, INC.

By:           /s/ Nicolaas Vlok
Name:      Nicolaas Vlok
Title:        President and CEO

HA MERGER SUB, INC.

By:           /s/ Nicolaas Vlok
Name:      Nicolaas Vlok
Title:        President and CEO

DOUBLE-TAKE SOFTWARE, INC.

By:           /s/ Dean Goodermote
Name:      Dean Goodermote
Title:        Chairman, CEO and President

[AGREEMENT AND PLAN OF MERGER]

Exhibit A
Limited Guarantee

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 17, 2010 (this “Limited Guarantee”), is made by Thoma Cressey Fund VIII, L.P., a Delaware limited partnership (the “Guarantor”) in favor of Double-Take Software, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Vision Solutions, Inc., a Delaware corporation (“Parent”), a Delaware corporation, HA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub has agreed to merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. LIMITED GUARANTEE.  To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally agrees to be responsible for and guarantee the due and punctual performance by Parent and Merger Sub of, and to cause Parent and Merger Sub to perform, all of their obligations under the Merger Agreement that are to be performed by Parent or Merger Sub on or prior to the Effective Time (the "Obligations"), provided that the maximum aggregate liability of Guarantor hereunder shall not in any event exceed the amount of the Parent Termination Fee (the "Cap"), it being understood that in no event shall this Limited Guarantee be enforced without giving effect to the Cap.  In addition to the Guaranteed Party's other rights under this Limited Guarantee and the Merger Agreement, if Parent becomes obligated to pay the Parent Termination Fee and does not do so in full within the time provided in the Merger Agreement, Guarantor will pay the Parent Termination Fee within five Business Days after the date Parent should have paid the Parent Termination Fee.  The obligation of Guarantor pursuant to this Limited Guarantee shall terminate and be of no further force or effect immediately upon the earlier of (i) the Effective Time and (ii) three (3) months following any termination of the Merger Agreement; provided that this Limited Guarantee shall not so terminate as to any claim for which notice has been given to Guarantor (which notice shall be deemed given upon notice to Parent and Merger Sub pursuant to the Merger Agreement) prior to termination of Guarantor’s obligation pursuant to this Limited Guarantee until final resolution and payment in full of such claim.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Limited Guarantee whether or not any other Person is joined as a party thereto.  Notwithstanding anything to the contrary set forth herein, the Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder.

2. NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party is rescinded or must otherwise be returned for any reason whatsoever, the

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Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made (subject to the terms hereof).

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

a) The Guarantor agrees that the Guaranteed Party may, in it sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment or performance of the Obligations, and may also make any agreement with the Parent or Merger Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (other than with respect to the amount of the Parent Termination Fee) or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of the Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent or Merger Sub; (vi) the lack of enforceability of the Merger Agreement or any other agreement or instrument relating thereto (in each case against any Person other than the Guaranteed Party); (vii) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Parent, Merger Sub or the Guaranteed Party, or any of their Affiliates, whether in connection with the Obligations or otherwise; or (viii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligations. To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any rights and defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Guaranteed Party.  The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship and guarantor defenses generally.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplated of such benefits.  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification prior to the termination of this Limited Guarantee.  The Guarantor hereby covenants and agrees that

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is shall not assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

b) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or otherwise relating thereto, against any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, each being referred to as a “Non-Recourse Party”), except for claims against the Guarantor under this Limited Guarantee and against the Parent or Merger Sub under the Merger Agreement.

4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Merger Sub or any other Person liable for any Obligations prior to proceeding against the Guarantor hereunder.

5. REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants and covenants that:

a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

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                                 d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee when due, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to Guarantor for so long as the Limited Guarantee shall remain in effect;  and

                                 e) The Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Guaranteed Party, the Guaranteed Party is relying on the commitments and agreements made by the Guarantor in this Limited Guarantee.

6. NO ASSIGNMENT.  Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

7. NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, addressed to each party hereto as set forth below:

If to Guarantor, to it at:

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Facsimile: (415) 392-6480
Attention: Scott Crabill
    Seth Boro

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Gerald T. Nowak, P.C.
    Jared G. Jensen

If to the Guaranteed Party, to it at:

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts  01772
Facsimile:  (508) 358-2511
Attention:  Dean Goodermote

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000

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Baltimore, Maryland 21202
Facsimile:  (410) 659-2701
Attention:   Michael J. Silver
William I. Intner

and

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Facsimile:  (212) 918-3100

Attention:  Alexander B. Johnson

8. RECOURSE.  By its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against the Guarantor, or any Non-Recourse Party by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Guaranteed Party’s rights against the Guarantor under this Limited Guarantee and rights against the Parent or Merger Sub under the Merger Agreement.

9. GOVERNING LAW; JURISDICTION.  This Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7 or in such other manner as may be permitted by applicable law, and nothing in this Section 9 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and

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(f) agrees that it will not bring any action relating to this Agreement, or the transactions contemplated hereby or thereby in any court other than the aforesaid courts.  Each of the parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

10. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12. MISCELLANEOUS.

a) This Limited Guarantee and the Merger Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.

b) The provisions hereof shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(signature page to follow)

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

THOMA CRESSEY FUND VIII, L.P.
By: TC Partners VIII, L.P.
Its: General Partner
By: Thoma Cressey Bravo, Inc.
Its: General Partner
By: /s/ Orlando Bravo
Name: Orlando Bravo Its: Managing Partner

Exhibit B
Form of Surviving Corporation Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOUBLE-TAKE SOFTWARE, INC.

ARTICLE ONE

The name of the corporation is Double-Take Software, Inc.

ARTICLE TWO

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.  Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE NINE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation.  No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * * *

Company Disclosure Schedule*

Index to the Company Disclosure Schedule

Section 2.5 Non-Contravention*

Section 2.7 Company Capitalization*

Section 2.8(a) Subsidiaries*

Section 2.9 Company SEC Reports*

Section 2.10 Company Financial Statements*

Section 2.12 Certain Changes Since December 31, 2009*

Section 2.13(a) Material Contracts*

Section 2.15 Real Property*

Section 2.16(a) Owned Intellectual Property and Company Intellectual Property*

Section 2.16(b) Trademarks, Patents & Copyrights*

Section 2.16(c) Company Software and Third Party Components*

Section 2.16(d) Infringement, IP Out-Licenses and IP In-Licenses*

Section 2.16(f) IP License Agreements*

Section 2.16(g) Open Source Software*

Section 2.16(h) Obligations Related to Open Source Software*

Section 2.16(i) Source Code*

Section 2.16(k) Non-Disclosure and Assignment of Inventions Related to IP*

Section 2.17 Tax Matters*

Section 2.18 Employee Plans*

Section 2.21 Compliance with Laws*

Section 2.22 Legal Proceedings; Orders*

Section 2.23 Insurance*

Section 2.24 Related Party Transactions*

Section 4.1 Exceptions to Affirmative Obligations*

Section 4.2 Exceptions to Forbearance Covenants*

Section 5.10(c) Maximum Annual Premiums*

Section 9.1(vv) Knowledge*

* The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2).  The Company will furnish the omitted schedules to the Commission upon request.